Exhibit 10.2

GENERAL RELEASE AGREEMENT

This Agreement dated as of the 6th day of March 2024 (the “General Release Agreement”), between Inspire Veterinary Partners, Inc., a Nevada corporation, located at 80 Lynnhaven Parkway, Suite 400, Virginia Beach, Virginia 23452 (the “Company”) and (i) Gregory Armstrong, (ii) Kenneth Seth Lundquist, DVM, (iii) Charles “Chuck” Keiser, DVM, and (iv) Don I. Williamson, Jr. DVM (each, a “Releasor” and collectively, the “Releasors”).

WHEREAS, reference is made to that certain “Master Agreement” dated February 17, 2021 (the “Master Agreement”) by and among the Company, the Releasors and KVC Properties LLC, a Hawaii limited liability company; and

WHEREAS, reference is made to that certain binding letter of intent (the “Letter of Intent”, dated October 21, 2022, by and among the Releasors and the Company, pertaining to the matters set forth therein with respect to the Master Agreement.

WHEREAS, the Releasors and the Company (the “Parties”) wish to settle and resolve all potential, pending, or alleged claims, issues or complaints, whether asserted or which could be asserted by the Releasors, and further, to resolve any and all other potential disputes and claims that exist or that may exist among the Parties, and intend that the full terms and conditions of such agreement be set forth in this general release agreement (the “General Release Agreement”); and

WHEREAS, the Company denies any wrongdoing in connection with the Master Agreement and the Letter of Intent, and is entering into this General Release Agreement solely to avoid the expense and inconvenience of proceedings, and the Releasors acknowledges this is the resolution of a disputed matter and does not constitute the acknowledgement of any wrongdoing or liability;

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be bound hereby, the Releasors, severally and not jointly, and the Company agree as follows:

1. In return for the covenants and promises contained hereinafter, the Company will issue to the Releasors, in full and final settlement, the number of shares of Class A common stock, $0.0001 par value per share, of the Company (the “Class A Common Stock”), equal to the in the amounts set forth next to each Releasor’s name under the caption “Share Amount” set forth in Exhibit A hereto divided by the closing price per share of Class A Common Stock quoted on The Nasdaq Capital Market on the last trading day immediately prior to the date of this General Release Agreement;

2. Issuance of the Shares will be made by the Company within three (3) business days of the Company’s receipt of fully executed counterparts of the General Release Agreement from each of the Releasors;

3. The Releasors acknowledge and agree that the execution and delivery of counterpart signature pages of the General Release Agreement from each of the Releasors is and shall be a condition precedent of the effectiveness of the General Release Agreement;

4. Each Releasor acknowledges and agrees, severally and not jointly, that the sale of the Class A Common Stock will be consummated as a privately negotiated transaction exempt from registration pursuant to Rule 506(b) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), resulting in the issuance of restricted book-entry shares to the Releasors.  Each Releasor acknowledges and agrees that (i) the Class A Common Stock have not been registered under the Securities Act, and will be issued to the Releasors in reliance upon an exemption from the registration requirements of the Securities Act; (ii) the Class A Common Stock must be held indefinitely, unless they are later registered under the Securities Act or unless an exemption from registration is otherwise available under Rule 144 promulgated under  the Securities Act (“Rule 144”) or other applicable law, and that the Company has no obligation to register the Class A Common Stock; (iii) the Class A Common Stock shall not be offered, sold, transferred, pledged, or otherwise disposed of without registration under the Securities Act and applicable state securities laws or an opinion of counsel reasonably acceptable to the Company that such registration is not required; and (iv) the Class A Common Stock shall bear a restrictive Rule 144 legend and that the Class A Common Stock shall maintain such legend until such legend may be removed pursuant to applicable state and federal securities laws;

5. Each Releasor agrees that he and his agents shall keep all information within their possession and control relating to this General Release Agreement and the settlement of these claims and potential claims (the “Confidential Information”) strictly non-public and confidential and will not disclose or request or induce any other person or entity to disclose any Confidential Information to any person or entity without the prior written consent of the Company except to the extent disclosure is required by order issued by a court of law or governmental agency. Any disclosure to any person or entity inconsistent with the provisions of this paragraph shall be deemed a material violation of the terms of this General Release Agreement and will result in irreparable harm to the Company and its affiliates and successors.

6. Each Releasor acknowledges and agrees that the confidentiality provisions of Paragraph 5 above are bargained for consideration required by the Company as an inducement to enter into this settlement.

7. Each Releasor, for valuable consideration, receipt of which is acknowledged, on behalf of himself and his heirs, executors, trustees, legal representatives, administrators, successors, assigns, and agents, past and present, expressly and forever discharges and releases the Company and its past and present predecessors, successors, parents, subsidiaries, affiliates, assigns, stockholders, attorneys, officers, directors, agents, representatives, employees, and insurers, and their respective heirs, executors, administrators, successors, assigns, stockholders, attorneys, officers, directors, agents, representatives, and employees, as well as any and all of their insurers (each a “Released Party” and collectively, “Released Parties”), of and from all claims demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which the Releasors ever had, now have, or have may against the Company or any Released Party, under the laws of any jurisdiction, by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter, including, without limitation, all claims which have been, could have been or might be asserted. It is the specific intention of the Parties to this General Release Agreement that this General Release Agreement releases any and all claims by each Releasor against the Company and any of the other Released Parties.

8. Each Releasor acknowledges and agrees that this General Release Agreement is not intended, and shall not be construed, as an admission by the Company or any Released Party that any of the Company or any Released Party has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract, agreement, promise or policy, or committed any wrong whatsoever against any Releasor.

9. Each Releasor represents and warrants, severally and not jointly, that the claims released hereby are not the subject of any lien, complaint, or claim, and that he has full authority to enter into this General Release Agreement and settle all matters specified herein, and to resolve any and all claims on behalf of any heir, devisee, trustee, or beneficiaries, born or unborn, that now exist or that might be brought in the future. The warranties of this General Release Agreement shall survive the execution and performance thereof.

10. Each Releasor has executed this General Release Agreement voluntarily and for reasons of his own, and in doing so, does not and has not relied upon any statement or promise by any other party, except those expressly set forth in this General Release Agreement. Each Releasor specifically acknowledges and represents that he has consulted with and reviewed General Release Agreement with his attorney(s).

11. Each Releasor understands and agrees that if any issuance of Class A Common Stock to such Releasor referred to in Paragraph 1 is subsequently determined to be taxable, any such taxes are to be such Releasor’s sole responsibility and the Company shall not have any liability or other responsibility with respect thereto.

12. In the event that any provision of this General Release Agreement shall be found by any court, government, or self-regulatory agency, for whatever reason, to be unenforceable, that provision shall be severed from the Release, with all other provisions remaining fully in force.

13. Any failure by the Company to pursue any breach of any provision of this General Release Agreement shall not constitute a waiver of any other provision or any future breach of this Release. Should any litigation result regarding this General Release Agreement, the prevailing party in such litigation shall be entitled to their costs and reasonable attorney’s fees incurred in such litigation.

14. This General Release Agreement may not be changed orally.

15. This General Release Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflicts of law. Additionally, any action to enforce the terms of this General Release Agreement shall be commenced exclusively in the federal or state courts in New York County in the City and State of New York. The Parties consent to the exclusive jurisdiction of the federal and state courts in New York County, agree not to seek to transfer or remove the action to another court, waive any claim under the doctrine of forum non conveniens, and WAIVE THEIR RIGHT TO A TRIAL BY JURY.

16. This General Release Agreement may be executed in counterparts and all counterparts taken together shall constitute the General Release Agreement. The Parties further agree to accept digital signatures as though they were originals.

17. Employee agrees to cooperate fully and to execute any and all supplemental documents and to take additional actions that may be necessary or appropriate to give full force and effect to the basic terms and intent of this General Release Agreement and which are not inconsistent with its terms.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have approved and executed this General Release Agreement as of the dates set forth below:

Releasors

/s/ Gregory Armstrong
Gregory Armstrong
Date: March 6, 2024

/s/ Kenneth Seth Lundquist, DVM
Kenneth Seth Lundquist, DVM
Date: March 6, 2024

/s/ Charles “Chuck” Keiser, DVM
Charles “Chuck” Keiser, DVM
Date: March 6, 2024

/s/ Don I. Williamson, Jr. DVM
Don I. Williamson, Jr. DVM
Date: March 6, 2024

The Company

Inspire Veterinary Partners, Inc.

By:	/s/ Kimball Carr
Name:	Kimball Carr
Title:	Chair, President and Chief Executive Officer

Exhibit A

Releasor	Share Amount
Gregory Armstrong	$5,000
Kenneth Seth Lundquist, DVM	$5,000
Charles “Chuck” Keiser, DVM	$5,000
Don I. Williamson, Jr. DVM	$5,000